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                             [Letterhead of Litton]

                                                                       EXHIBIT 5

Dated the Effective Date of the Registration Statement

Litton Industries, Inc.
21240 Burbank Boulevard
Woodland Hills, CA 91367-6675

Re: Registration Statement on Form S-3 of Litton Industries, Inc.

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (the "Registration Statement") being filed by Litton Industries, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), 1,470,240 shares of the Company's common stock, par value $1 per share (the "Shares").

I have examined original or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

Based on the foregoing, it is my opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

2. The Shares have been validly issued and are fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Validity of Securities" in the Prospectus forming a part of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/John E. Preston

John E. Preston